FORM 5                                                            OMB APPROVAL
[ ] Check this box if no longer                           OMB Number:  3235-0362
    subject to Section 16.  Form 4 or               Expires:  September 30, 1998
    Form 5 obligations may continue.                Estimated average burden
[X] Form 3 Holdings Reported                            hours per response:  1.0
[ ] Form 4 Transactions Reported

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                Filed pursuant to Section 16(a) of the Securities
           Exchange Act of 1934, Section 17(a) of the Public Utility
                  Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person*

Kundun                          Gursh
--------------------------------------------------------------------------------
(Last)                          (First)                         (Middle)

300-15 Wertheim Court
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                                    (Street)

Richmond Hill,                  Ontario                 L4B 3H7        Canada
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(City)                          (State)                 (Zip)        (Country)

2.      Issuer Name and Ticker or Trading Symbol  WhatsOnline.com, Inc. (WHAT)
                                                  ----------------------------

3.      I.R.S. or Social Security Number of Reporting Person (Voluntary)

4.      Statement for Month/Year   December 19999
                                   --------------

5.      If Amendment, Date of Original (Month/Year)
                                                    -------------------------

6.      Relationship of Reporting Person(s) to Issuer (Check all applicable)

        [X]  Director   [ ] 10% owner   [X] Officer - Secretary/Treasurer
                                                      -------------------
        [ ]  Other

7.      Individual or Joint/Group Filing (check applicable line)

        _____   Form Filed by One Reporting Person

        _____   Form Filed by More than One Reporting Person

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Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially
          Owned
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
                                                                                                     Amount of
                                                                                                     Securities
                                                                                                     Beneficially          Ownership
                                                                                                     Owned at              Form:
                                                                                Acquired or          end of Issuer's       Direct or
Title of Security       Transaction Date        Transaction Code        Amount  Disposed of  Price   Fiscal Year           Indirect
-----------------       ----------------        ----------------        ------- -----------  -----   -----------           --------
Stock Options           12/16/99                A                       500,000 A            $0      500,000               D


* If the form is  filed  by more  than one  reporting  person,  see  instruciton
4(b)(v).

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Tabel II - Derivative Securities Acwuired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)
--------------------------------------------------------------------------------

                                                                                Number of
                        Conversion or                                           Derivative Securites
                        Exercise Price                                          Acquired (A)
Title of Derivative     of Derivative      Transaction          Transaction     or Disposed
Security                Security           Date                 Code            of (D)
--------                --------           ----                 ----            ------
None


Explanation of Responses:

                              /s/ Gursh Kundan                 February 11, 2000
                              ----------------                 -----------------
                              ** Signature of Reporting Person        Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

Note:File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.